UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Central Pacific Financial Corp.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Investor Contact:	David Morimoto	Media Contact:	Andrew Rosen
	SVP & Treasurer		SVP & Chief Marketing Officer
	(808) 544-3627		(808) 544-6820
	david.morimoto@centralpacificbank.com		andrew.rosen@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. ANNOUNCES

EQUITY ISSUANCE PLAN

HONOLULU, September 4, 2009 – Central Pacific Financial Corp. (NYSE: CPF) announced today that it has commenced an equity issuance plan pursuant to which it may, from time to time, offer and sell up to $15 million of its common stock.  Sales of the shares of common stock, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange or otherwise at then prevailing market prices, prices related to prevailing market prices or negotiated prices.  Central Pacific Financial intends to use the net proceeds from sales under this offering primarily to contribute equity capital to Central Pacific Bank, and may also use a portion of the net proceeds for working capital and other general corporate purposes.

Sandler O’Neill + Partners, L.P. and RBC Capital Markets Corporation will act as the Company’s sales agents and/or principals for the offering.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Central Pacific Financial has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering related to this announcement. Before you invest, you should read the prospectus and the prospectus supplement and other documents Central Pacific Financial has filed with the SEC for more complete information about Central Pacific Financial and this offering. You may obtain these documents by visiting the SEC Web site at www.sec.gov. Alternatively, Central Pacific Financial or the sales agent will arrange to send you the prospectus if you request it by contacting Investor Relations at 808-544-3627 or Sandler O’Neill + Partners, L.P. at 919 Third Avenue, 6th Floor, New York, NY 10022, 866-805-4128, or RBC Capital Markets Corporation, Equity Capital Markets Group at fax number 212-428-6260.

Central Pacific Financial is also pursuing shareholder approval to increase the authorized shares of Central Pacific Financial common stock as part of a comprehensive plan to strengthen its capital position in order to navigate the current uncertain economic environment.  A special meeting of shareholders will be held on

October 22, 2009, at which shareholders will vote on the proposed increase in the Company’s authorized shares.

About Central Pacific Financial Corp.

Central Pacific Financial Corp. is one of the largest financial institutions in Hawaii with more than $5.5 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 37 branches and more than 100 ATMs throughout Hawaii.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

Additional Information And Where To Find It

This release may be deemed to be solicitation material in respect of the special meeting of shareholders.  Central Pacific Financial has filed a proxy statement with the SEC.  INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s web site, www.sec.gov or from the investor relations page of Central Pacific Financial’s website.

Participants In Solicitation

Central Pacific Financial and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the shareholders meeting.  Information regarding the interests of Central Pacific Financial’s directors and executive officers in the proxy solicitation is included in Central Pacific Financial’s definitive proxy statement.

Forward-Looking Statements

This document may contain forward-looking statements concerning projections of revenues, income, earnings per share, provisions for loan and lease losses, credit costs, capital expenditures, dividends, capital structure, or other financial items, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “intends”, “expects”, “anticipates”, “forecasts” or words of similar meaning. While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect. Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to: the impact of local, national, and international economies and events, including natural disasters, on the Company’s business and operations and on tourism, the military, and other major industries operating within the Hawaii market and any other markets in which the Company does business; the impact of legislation affecting the banking industry including the Emergency Economic Stabilization Act of 2008; the impact of competitive products, services, pricing, and other competitive forces; movements in interest rates; loan delinquency rates and changes in asset quality generally; the price of the Company’s stock; and volatility in the financial markets and uncertainties concerning the availability of debt or equity financing. For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K/A for the last fiscal year. The Company does not update any of its forward-looking statements.

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